Exhibit 99.2
Use of Non-GAAP Financial Measures
In addition to financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), information containing non-GAAP financial measures for Star Equity Holdings, Inc. (the “Company”) was disclosed in the Company's press release (the “Press Release”) dated May 14, 2021 announcing results for the three months ended March 31, 2021 that accompanied a conference call held by the Company on May 14, 2021. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Management encourages readers to rely upon the GAAP numbers, but includes the non-GAAP financial measures as supplemental metrics to assist readers. Definitions of the non-GAAP financial measures are included in the Press Release.
In the Press Release, the Company presented the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA”. Company management uses these non-GAAP financial measures to evaluate the Company's performance. Company management finds it useful to use financial measures that do not include acquired intangible asset amortization, one time transaction costs, financing costs, gain or loss from the early retirement of debt, litigation costs, COVID-19 protection equipment, unrealized gain (loss) on available-for-sale securities, non-recurring gain on disposals, non-recurring costs related to sales and use tax and income tax adjustments. While we may have these types of items and charges in the future, Company management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, and that may obscure the trends and financial performance of the Company's core business. In the case of “adjusted EBITDA,” Company management believes the exclusion of goodwill impairment, interest, taxes, depreciation, amortization, and stock-based compensation is a very common measure utilized in the investment community and it helps Company management benchmark its operations and results with the industry.
The limitation associated with using these non-GAAP financial measures is that these measures exclude items that impact the Company's current period operating results. This limitation is best addressed by using these non-GAAP financial measures in combination with “net income (loss)” and “net income (loss) per basic and diluted share”, because these non-GAAP financial measures do not reflect items that impact current period operating results and may be higher or lower than the most comparable GAAP measure.